Exhibit 99.1

Sky Petroleum Reports 10,832 barrels of oil Produced during December

Mubarek Production from H2 and K2-ST4 wells approximately 375 bopd for December

AUSTIN, Texas--(BUSINESS WIRE)--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reported that during the month ending December 31, 2007 Mubarek production from the H2 and K2-ST4 wells was 10,832 barrels of oil. The Mubarek H2 well produced 3,200 barrels of oil or 103 bopd and the Mubarek K2-ST4 well produced 7,632 barrels of oil or 284 bopd during December.

During several days in December production from K2-ST4 was suspended while the gas lift system was being checked and valves re-installed. On January 1, 2008 the K2-ST4 well was put back on line and has remained on production since then, averaging 242 bopd for the first week of January 2008.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the ability to stabilize the well, the ability to carry out additional stimulation of the zones producing oil, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the timing for completing the second obligation well, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Austin
Investor and Public Relations, 512-687-3427
info@skypetroleum.com